Exhibit 99.1

For Immediate Release

Players Network announced today via an 8K filing with SEC that has filed a petition for Chapter 11 reorganization

LAS VEGAS, NV (June 22nd, 2020) Players Network Inc. (PNTV.PK) announced today that it has filed for Chapter 11 reorganization.

This filing will provide the company the opportunity to reorganize its debt while also dealing with what it believes to be predatory lenders affecting the company’s stock. As disclosed in the filing, the company reserves its right to file adversary claims against these lenders.

A proposed debt restructuring plan was filed with the courts and the debt holders to which may result in a significant debt reduction paid over 5 years and simultaneously reduce and possibly eliminate the convertible overhang on the company’s stock. While nothing can be assured, the company is confident it will be able to arrive at a reasonable creditor settlement as soon as the company can get in front of the courts in about 60 days depending on scheduling.

This filing is the first step in a strategic plan to reorganize the company, develop stability, and bring value to its shareholders. Additional details regarding the company’s plan will be released shortly in line with the Chapter 11 guidelines.

Mark Bradley CEO of Players Network said, The debt combined with “The COVID 19 pandemic, which shuttered Las Vegas, essentially destroyed our sources of revenue and left the board with no option but to seek chapter 11 protection. I want to say for myself, the board, and our advisors that we are bullish about our reorganization plans and believe this filing is in the best interest of our shareholders. As we progress over the next weeks, these plans will be fully disclosed and outlined to our shareholders.”

About Player’s Network (PNTV.PK)

Players Network is a publicly traded corporation celebrating its 30th year as a media company whose primary business is focused in television and video production, delivery platforms, network development, and new media technology, platforms, and content. The Company subsequently created, developed, and launched a broadband network, “Weed TV”. The company has invested into Green Leaf Farms for the management of a HEMP and Cannabis business in North Las Vegas and Green Leaf Farms International, Inc for the development of those businesses outside the United States.

Information about Forward-Looking Statements

This press release contains “forward-looking statements” that include information relating to future events. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward-looking statements. Important factors that could cause these differences include, but are not limited to: inability to gain or maintain licenses, reliance on unaudited statements, the Company’s need for additional funding, governmental regulation of the cannabis industry, the impact of competitive products and pricing, the demand for the Company’s products, and other risks. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.